Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 05, 2018, except for Note 15, as to which the date is April 13, 2018 in the Registration Statement (Form S-1) and related Prospectus of Evelo Biosciences, Inc. dated April 13, 2018.

/s/ Ernst & Young LLP

Boston, MA

April 13, 2018